Exhibit 99.1

Gaia Reports First Quarter 2021 Results

Revenues up 30%, Crosses 750,000 Member Milestone

BOULDER, CO, May 3, 2021 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the first quarter ended March 31, 2021.

Highlights

▪	30% increase in revenues from the year-ago quarter
▪	Third sequential quarter of positive earnings and cash flow
▪	Crossed 750,000-member milestone

“The first quarter of 2021 was a solid follow through on the results we achieved during the second half of 2020, as we continued to generate net income and cash flows while driving revenue and member growth,” said Paul Tarell, Gaia’s CFO. “We continue to build on the foundation we laid over the past two years as seen by our ability to grow revenues 20% for the year while staying net income and cash flow positive.”

First Quarter 2021 Financial Results

Revenues in the first quarter increased 30% to $18.9 million from $14.5 million in the year-ago quarter. This was primarily due to growth in members and an increase in average revenue per member. Paying members increased to 750,100 as of March 31, 2021.

Gross profit in the first quarter increased 31% to $16.5 million compared to $12.6 million in the year-ago quarter. Gross margin increased to 87.1% versus 86.9% in the year-ago quarter.

Total operating expenses were $16.0 million, or 85% of revenues in the first quarter of 2021 compared to $15.9 million, or 109% of revenues, in the year-ago quarter. The significant reduction as a percentage of revenues is due to continued efficiency improvements in fixed operating expenses and reducing customer acquisition costs as a percentage of revenue to 40% from 52% in the year-ago quarter.

Net income improved by $4.0 million in the first quarter to $0.4 million or $0.02 per share, from a net loss of $3.6 million or $(0.19) per share in the year ago quarter. As a percentage of revenues, this represents a 26% improvement between periods.

EBITDA improved to $3.5 million, or 19% of revenues, compared to $(0.3) million, or (2)% of revenues in the year-ago quarter.

Cash flows from operations improved to $5.2 million during the first quarter of 2021 from $2.0 million in the year ago quarter. With the improvement, Gaia ramped its investment in original content as planned during the first quarter of 2021. Gaia’s cash balance increased to $13.0 million as of March 31, 2021.

With the improvements in cash flow generation over the past twelve months, Gaia’s board of directors has authorized a share repurchase program of up to 5,000,000 shares of its Class A common stock. Gaia may repurchase shares on the open market or through privately negotiated transactions. The repurchase plan does not have an expiration date, does not require Gaia to repurchase any specified number of shares and may be suspended, discontinued, or restarted at any time in Gaia’s discretion.

The board of directors also approved the renewal of our shelf registration statement on Form S-3 with the Securities Exchange Commission (SEC) for 10,000,000 shares of Class A common stock. The registration statement will replace an expired shelf registration Gaia previously had in place. The primary purpose of this shelf registration is to allow flexibility for potential future business combinations or content library acquisitions. Gaia has no current plans to utilize these shares. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Conference Call

Date: Monday, May 3, 2021

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-800-458-4121

International dial-in number: 1-323-794-2093

Conference ID: 3754957

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 17, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 3754957

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its members in 185 countries. Gaia’s library includes approximately 8,000 titles, over 80% of which is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:	Investor Relations:
Paul Tarell	Gateway Investor Relations
Chief Financial Officer	Cody Slach
Gaia, Inc.	(949) 574-3860
Investors@gaia.com	GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
(in thousands, except per share data)	2021	2020
	(unaudited)
Revenues, net	$18,896	$14,511
Cost of revenues	2,438	1,901
Gross profit	16,458	12,610
Gross profit margin	87.1%	86.9%
Expenses:
Selling and operating	14,538	14,458
Corporate, general and administration	1,496	1,417
Total operating expenses	16,034	15,875
Income (loss) from operations	424	(3,265)
Interest and other income (expense), net	(66)	(246)
Income (loss) before income taxes	358	(3,511)
Provision for income taxes	—	69
Net income (loss)	$358	$(3,580)

Earnings per share:
Basic earnings per share	$0.02	$(0.19)
Diluted earnings per share	$0.02	$(0.19)
Weighted-average shares outstanding:
Basic	19,201	18,482
Diluted	19,724	18,482

EBITDA*	$3,523	$(296)

* See definition and reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended March 31,
(in thousands)	2021	2020
	(unaudited)
Net cash provided by (used in):
Operating activities	$5,188	$2,006
Investing activities	(4,774)	(3,601)
Financing activities	26	120
Net change in cash	$440	$(1,475)

Reconciliation of Income (loss) from Continuing Operations to EBITDA and Adjusted EBITDA

	For the Three Months Ended March 31,
(in thousands)	2021	2020
	(unaudited)
Net income (loss)	$358	$(3,580)
Interest expense, net	66	246
Provision for income taxes	—	69
Depreciation and amortization expense	3,099	2,969
EBITDA	3,523	(296)
Share-based compensation expense	613	465
Adjusted EBITDA	$4,136	$169

EBITDA represents net income (loss) before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2021	2020
	(unaudited)
ASSETS
Current assets:
Cash	$13,045	$12,605
Accounts receivable	2,529	2,024
Prepaid expenses and other current assets	1,464	1,746
Total current assets	17,038	16,375
Media library, software and equipment, net	40,293	39,231
Right-of-use lease asset, net	8,437	8,622
Real estate, investment, and other assets	29,113	28,500
Goodwill	17,289	17,289
Total assets	$112,170	$110,017
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$8,228	$8,947
Deferred revenue	14,415	12,376
Total current liabilities	22,643	21,323
Long-term mortgage, net	6,218	6,250
Long-term lease liability	7,775	7,952
Deferred taxes	257	257
Total liabilities	36,893	35,782
Total equity	75,277	74,235
Total liabilities and equity	$112,170	$110,017